Exhibit 10.22

March 14, 2022

Dear Neala:

I am very pleased to extend the following promotion to Senior Vice President, Chief Customer Experience Officer. In this position, you will serve as the caretaker of the caretaker of the brand and the voice of the customer experience across all touchpoints. You will continue to report to me, and your direct reports will include:

•	Senior Director of Visual Merchandising
•	Creative Director
•	Director of eCommerce
•	Director of Marketing
•	Director of Marketing Technology
•	Director of Customer Analytics

The specifics of the promotion are:

Effective Date: 03/21/2022

Base Salary: Your annual base salary will be $325,000 annual, which is paid bi-weekly and is subject to deductions for taxes and other withholdings that are required by law. Your salary will be reviewed annually starting April 2023.

Bonus Potential:  In Fiscal 2022, your bonus target is 65% of your base salary and is contingent upon us meeting certain financial thresholds that are established annually. Your maximum bonus will be 200% of your base salary.

Equity Participation: You will receive a restricted stock grant of $162,500 with the number of shares to be determined based on the closing market price on March 14, 2022. The grant will vest 25% each year over four years. Additional details will be provided to you in a separate restricted stock agreement. Beginning in fiscal 2023 your annual equity award will be calculated at 50% of your annual base salary.

Neala, I look forward to your continued contributions at Duluth Trading Company.

Sincerely,

Sam Sato

President & Chief Executive Officer

Duluth Trading Company

ACCEPTED:

/s/ Neala Shepherd                                                                                                                                    3/14/2022

Neala Shepherd                                                                                                                                                 Date